EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statements (Forms S-3, No. 333-15533, 33-58736, 33-60229, 33-78760, 33-72170, 33-68542) and
(Forms S-8 No. 33-45348,  33-75466,  33-88826,  333-87153 and 333-89308) of Enzo
Biochem, Inc. and in the related Prospectus of our report dated October 7, 2004, except for Note 14 and the third paragraph of Note 7, as to which the date is October 14, 2004 with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended July 31, 2004.



                                                  /s/  Ernst & Young LLP





Melville, New York
October 14, 2004